EXHIBIT 99.1
Company Contact:
Randy C. Martin
Executive Vice President
and Chief Financial Officer
(314) 721-4242
For Immediate Release
Thursday, January 3, 2008
SPARTECH NAMES MYLES ODANIELL PRESIDENT, CEO;
25 YEAR INDUSTRY VETERAN
ST. LOUIS, January 3, 2008 – Spartech Corporation (NYSE: SEH), a leading producer of plastics materials and packaging, said today that Myles S. Odaniell has been appointed President and Chief Executive Officer and a member of the Board of Directors.
Spartech produces engineered thermoplastic sheet materials, polymeric compounds and concentrates, engineered products and advanced packaging solutions. Odaniell succeeds Randy C. Martin, Interim Chief Executive Officer, who will return to his duties as Chief Financial Officer.
“Myles Odaniell brings to Spartech 25 years of in-depth experience in the specialty chemicals and plastics industries,” said Ralph B. Andy, Chairman of the Board of Directors. “He has an impressive track record of leading substantial turnarounds focused on organizational change, alignment of strategy and operations, reduction of costs and improvement of margins. Myles has shown he can position businesses strategically for profitable growth, and we have great confidence that he will use his proven talent and experience to help Spartech achieve its established goals.
“I expect that shareholders, customers and employees will benefit from his experience. The Board and I look forward to working with Myles as he guides Spartech on the path to improved profitability and sustainable growth. And I want to officially thank Randy Martin for his excellent service while acting as interim CEO,” Andy said.
“Spartech has a solid foundation and tremendous opportunity to grow and deliver enhanced shareholder returns,” Odaniell said. “Clearly, the company’s recent financial performance has been disappointing, and my role in the near term is to help to improve Spartech’s operational and financial results, while carefully positioning the company for growth and improved long-term shareholder returns. I look forward to working closely with the Board and management to build Spartech into a truly pre-eminent company in the plastics and packaging industries.”
Odaniell said Spartech is already a recognized leader in plastics processing markets, with a solid leadership position in sheet and rollstock, as well as being very well positioned in colors and compounding, and specialty packaging. He noted that it serves a diverse set of markets and customers and is widely appreciated for its capabilities to generate innovative new products and

Spartech Announces Myles Odaniell as CEO
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custom solutions. He added that it has a strong balance sheet and a culture disciplined to manage cash and working capital efficiently.
Odaniell, 48, was previously at Chemtura Corporation (formerly Crompton Corporation), where he held the position of Executive Vice President of Specialty Chemicals with responsibility for a $3 billion portfolio of global specialty chemicals businesses. These businesses served many of the same major markets as Spartech, including automotive, packaging, construction and plastics compounding. Odaniell was a member of the executive committee of Crompton during its chemical business turnaround and subsequent merger with Great Lakes Chemicals. Before that, Odaniell spent 21 years at Cytec Industries, a $3 billion global specialty chemicals company, formerly the chemicals business of American Cyanamid, where he served as President of Coatings and Performance Chemicals and as President of Cytec, Latin America. He also served on the Board of Cyro Industries, a manufacturer of acrylic sheet products and polymers. He began his career in 1981 as a chemist, moving into positions of increasing responsibility in sales, marketing, planning, and general management. During his career with Cytec and Chemtura, he led numerous substantive strategic initiatives and business turnarounds.
About the Company
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates and engineered product solutions. The company has facilities throughout the United States, Canada, Mexico and Europe with annual sales of approximately $1.5 billion.
Spartech Corporation will hold a conference call with investors and financial analysts today, Jan. 3, at 10:30 a.m. EST to discuss this announcement. Media are welcome to listen. Investors can listen to the call live via a Web cast by logging onto http://www.spartech.com, or via phone by dialing (866) 800-8649 and providing the passcode: Spartech. International callers may dial (617) 614-2703. Replay of the conference call will be available from 11:30 a.m. EST today until 11:59 p.m. Jan. 10 by dialing (888) 286-8010 and providing the passcode: 20243320. International callers may dial (617) 801-6888.
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Note to Editors: A JPEG photo of Myles Odaniell is available by email upon request to Shade Vaughn at svaughn@marstonpr.com.